CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 26, 2017, relating to the financial statements and financial highlights, which appear in the February 28, 2017 Annual Reports on Form N-CSR of JPMorgan Liquid Assets Money Market Fund, JPMorgan Municipal Money Market Fund, JPMorgan U.S. Government Money Market Fund, and JPMorgan U.S. Treasury Plus Money Market Fund (each a separate series of JPMorgan Trust II). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

June 28, 2017